Exhibit 23(j)(i)(a) Under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Automated Government Cash Reserves in Post-Effective Amendment Number 90 to the Registration Statement (Form N-1A, No. 33-31602) of Automated Government Cash Reserves and to the incorporation by reference of our report, dated June 14, 2007, on Automated Government Cash Reserves (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2007.


/S/ERNST & YOUNG LLP
ERNST & YOUNG LLP


Boston, Massachusetts
June 26, 2007